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                                                                      Exhibit J7

             Report of Independent Registered Public Accounting Firm

To the Trustees of The MainStay Funds and Shareholders of
MainStay Equity Index Fund:

In our opinion, the statement of changes in net assets and the financial highlights of MainStay Equity Index Fund (hereinafter referred to as the "Fund") included in the October 31, 2004 Annual Report to Shareholders present fairly, in all material respects, the changes in its net assets for the period January 1 through October 31, 2003 and for the year ended December 31, 2002, and the financial highlights for each of the five periods in the period ended October 31, 2003, in conformity with accounting principles generally accepted in the United States of America. This statement of changes in net assets and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 18, 2003, except as to the effect on the financial highlights of the reverse stock split described in Note 2D, as to which the date is February 25, 2005